SETTLEMENT AND MUTUAL RELEASE AGREEMENT

This Settlement and Mutual Release Agreement (the "Agreement"), dated for identification purposes as of **September 6, 2005**, is entered into by and between Composite Technology Corporation, a Nevada corporation, the debtor and debtor in possession ("Debtor"), on the one hand, and David S. Shields, M.D.("Plaintiff"), on the other hand. The Debtor and the Plaintiff are collectively referred to herein as the "Parties".

I. RECITALS

1. The Debtor filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code on May 5, 2005 ("Petition Date") in the United States Bankruptcy Court, Central District of California, Santa Ana Division ("Bankruptcy Court"). The Debtor is continuing in the operation and management of its business pursuant to Bankruptcy Code Sections 1107 and 1108.

2. The Debtor's stock is traded on the Over-The-Counter Bulletin Board under the symbol "CPTCQ".

3. According to Debtor, prior to the Petition Date, the Debtor operated primarily as a research and development company for its novel patent pending composite core conductor cable for use in the electrical utility industry to increase capacity in transmission and distribution systems. The Debtor further states that it now provides engineering, product design, manufactured products and other services related to full commercial design, production and installation of Debtor's products for the global electrical utility industry, all of which are designed to improve the performance and capacity of transmission and distribution power lines.

4. Prior to the Petition Date, a business relationship existed between the Debtor and the Plaintiff. Disputes arose between them, some of which resulted in litigation.

5. On or about January 21, 2005, Plaintiff filed a civil action against the Debtor, among others, in Santa Clara County Superior Court, entitled David S. Shields v. Composite Technology Corporation, et al, Santa Clara County Superior Court Case No. 1-05-CV-034368 (the "State Court Action").

6. The complaint filed by the Plaintiff in the State Court Action (the "Shields Complaint") principally concerned a written contract, dated September 10, 2003, that the Plaintiff entered into with the

Debtor, entitled "Subscription Agreement". Under and by the terms of the Subscription Agreement, the Plaintiff agreed to purchase a certain number of shares of Debtor's common stock in exchange for payment at a specified price.

7. The Shields Complaint alleges, among other things, the following:

a. That the Subscription Agreement provided that Plaintiff would pay Debtor the sum of $25,000.20 to purchase 27,778 units of the Debtor, at a price of $0.90 per unit. The term "unit" was defined as ten (10) shares of Debtor's common stock.

b. That Plaintiff performed all conditions, covenants, and promises required on his part to be performed in accordance with the terms and conditions of the Subscription Agreement, including without limitation, issuance of a check to Debtor from Plaintiff in the amount of $25,000.02 on or about September 4, 2003.

c. That Debtor accepted Plaintiff's payment and breached the terms of the Subscription Agreement by failing and refusing to issue Plaintiff 277,780 shares of Debtor's common stock. Instead, Debtor issued Plaintiff a share certificate on or about September 30, 2003 for 27,778 shares of Debtor's common stock.

d. That Plaintiff was suing Debtor and "Doe" Defendants for breach of the Subscription Agreement. The Plaintiff sought compensatory damages, pre-judgment interest, and other remedies against the Debtor and "Doe" Defendants.

8. On or about April 18, 2005, Debtor filed a "Cross Complaint for: (1) Rescission, (2). Reformation , and (3) Declaratory Relief" in the State Court Action against Plaintiff ("the Cross Complaint"). Among other things, the Cross Complaint sought rescission or reformation of the Subscription Agreement on various grounds, including mistake and breach by Plaintiff of warranties and representations.

9. On May 5, 2005, in conjunction with the filing of the Petition, the State Court Action was removed to the Bankruptcy Court (the "Adversary Proceeding"). As of the date of the removal, no trial date had been set in the State Court Action.

10. On July 18, 2005, the Bankruptcy Court entered an order approving the Debtor's Fourth Amended Disclosure Statement Describing Third Amended Chapter 11 Plan of Reorganization. A hearing on confirmation of the Debtor's Third Amended Chapter 11 Plan, including as amended, modified, or supplemented in accordance with the Bankruptcy Code and Bankruptcy Rules ("Plan") is presently scheduled for October 12, 2005 at 10:30 A.M.

11. The Debtor's Plan provides for payment of allowed subordinated securities claims by issuance of free trading common stock of the Debtor pursuant to Bankruptcy Code Section 1145 on the Effective Date of the Plan.

12. On July 25, 2005, a Status Conference was held in the Bankruptcy Court was held and continued to January 10, 2006. The same date was established as the last day to conduct discovery for the Adversary Proceeding.

13. Plaintiff, on or about August 3, 2005 and August 8, 2005, timely filed in the Debtor's Chapter 11 proceeding two Proofs of Claim (Nos. 85 and 113).

14. Plaintiff was listed as a selling shareholder for 27,778 shares in connection with a SB-Registration Statement and Post-Effective Amendment on Form S-1 (File No. 333-112798) filed with the Securities & Exchange Commission. The Securities & Exchange Commission declared the registration thereunder effective on August 19, 2005.

15. Prior to the settlement described herein, the Parties had engaged in preliminary discovery. No trial date is presently set.

II. AGREEMENT

WHEREFORE, the Parties agree that it is in their respective best interests to settle and resolve any and all litigation, claims and disputes between them regarding the State Court Action and the Adversary Proceeding, including without limitation the events, transactions, agreements and relationships which gave rise to the foregoing litigation and issues. Accordingly, without any Party admitting any liability to any other Party in the foregoing litigation and disputes, and in consideration of the mutual and respective promises, representations, obligations and undertakings set forth hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties,

subject to Bankruptcy Court approval and confirmation of the Debtor's Plan, the Parties hereto agree as follows:

1. Recitals. The recitals set forth above are incorporated herein to describe the context in which this Agreement is made, and to provide information respecting the parties' disputes, transactions and litigation, including by an illustrative but not complete description of events, filings, proceedings, and allegations that reflect the divergent positions of the Parties hereto in the foregoing matters. Neither the recitals, nor any other provisions of this Agreement, are or should be construed or interpreted to be concessions, admissions, or used as evidence for any purpose either for or against the interest of any of the Parties hereto, consistent with Evidence Code Section 1152.

2. Effective Date of Agreement. This Agreement shall become effective and binding on the Parties hereto upon the later of: (i) the entry of an Order by the United States Bankruptcy Court approving this Agreement ("Agreement Approval Order"), which Order has not been stayed by a court of competent jurisdiction, and (ii) the Effective Date of the Plan (jointly the "Settlement Effective Date"). The Debtor shall elect to cause the Plan to become effective not withstanding the pendency of any appeal of the Bankruptcy Court's Plan Confirmation Order, so long as no order staying the Plan Confirmation Order is in effect. If the Bankruptcy Court rejects this Agreement and/or the settlement set forth herein, without allowing or despite amendment, modification or renewal of (a) this Agreement, (b) the terms of settlement, or (c) the application for the court's approval thereof, then this Agreement shall not become effective and shall be null and void.

In the event that this Agreement does not become effective, for any reasons provided above or elsewhere in this Agreement, the Parties shall resume their litigation, including the Adversary Proceeding, and none of the terms of this Agreement shall in any manner waive, limit, release, discharge or be an admission as to any of the causes of action and other claims at issue in the described litigation.

3. Allowed Claim of the Plaintiff. The Plaintiff shall have an allowed claim ("Allowed Claim") against the Debtor's bankruptcy estate ("Estate") as follows:

a. Twenty-Five Thousand (25,000) shares of the Debtor's common stock to be issued on the Plan Effective Date pursuant to Bankruptcy Code Section 1145 in a single certificate, which certificate

shall not contain any transfer restrictions and thus be free trading stock (the "Stock"). The Stock shall be issued by the Debtor on or before the Settlement Effective Date as follows: (1) 19,025 shares in the name of "David S. Shields, M.D." and (2) 5,975 shares in the name of "Ruby & Schofield," and the shares certificates shall be delivered on the Settlement Effective Date to Ruby & Schofield to the attention of Allen Ruby, 125 South Market Street, Suite 1001, San Jose, California 95113.

c. The Allowed Claim represents a compromise of the Plaintiff's claims against Debtor for compensatory damages and related sums which the Plaintiff has alleged are due to and recoverable by the Plaintiff under the Subscription Agreement.

4. Waiver of the Plaintiff's Rights to Other Distributions From the Debtor's Estate. Conditioned on (a) this Agreement becoming effective as of the Settlement Effective Date, (b) receipt by the Plaintiff of the Stock, and (c) except for their rights as stated in or arising from this Agreement, including without limitation for collection, enforcement and for judicial interpretation of this Agreement, (the "Plaintiff's Conditions") then Plaintiff shall hereby waive all claims against the Debtor, the Debtor's Estate, Benton H Wilcoxon and C. William Arrington not stated in this Agreement, including any proofs of claims that may have already been filed against the Debtor's Estate, any rights to a distribution from the Estate, and/or any rights for options or warrants for the Debtor's common stock. The intent of the Parties to this Agreement is that upon satisfaction of the conditions above, including performance of the obligations arising under this Agreement for payment of the Allowed Claim to the Plaintiff, the Plaintiff shall have no rights to any distribution of proceeds from the Estate, issuance of any other stock of the Debtor or to file any claims for money against the Estate except as set forth in this Agreement.

5. Indemnification of and By the Parties Relating to Third Party Claims

a. Provided that the Plaintiff's Conditions have all been satisfied and the Debtor has not and is not in breach or default of their obligations and performances as provided in or arising from this Agreement, the Plaintiff shall indemnify, defend, protect and hold harmless the Debtor, the Debtor's Estate and their assigns and directors, officers, employees, agents and affiliates, including without limitation Benton H Wilcoxon and C. William Arrington, against all losses, claims, damages, actions, causes of action, debts, obligations, liabilities, suits, proceedings, demands, assessments, adjustments, costs and

expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) necessarily and actually incurred by the Debtor based upon, resulting from or arising out of any claim by any third party that the Plaintiff has breached or defaulted in performance of his obligations as set forth in this Agreement.

b. Provided that the Plaintiff's Conditions have all been satisfied and the Plaintiff has not and is not in breach or default of their obligations and performances as provided in or arising from this Agreement, the Debtor shall indemnify, defend, protect and hold harmless the Plaintiff, and his assigns, employees, agents and affiliates, against all losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) necessarily and actually incurred by the Plaintiff based upon, resulting from or arising out of any claim by any third party that the Debtor has breached or defaulted in performance of its obligations as set forth in this Agreement.

6. Acceptance and Support of the Plan by the Plaintiff. Pursuant to this Agreement and conditioned on the Bankruptcy Court's approval of this Agreement and the settlement stated herein, the Plaintiff shall (a) be deemed to have timely submitted a Class 3-A ballot voting to accept the Plan, (b) shall not file any objections to confirmation of the Plan and (c) shall support confirmation of the Plan.

7. General Release of Claims by Plaintiff Against the Debtor Group. Except as otherwise expressly stated or reserved in this Agreement, and contingent upon the satisfaction of all the Plaintiff's Conditions, including without limitation that this Agreement has become and remains effective and further contingent upon the Debtor's performance of its obligations under this Agreement without breach or default, the Plaintiff and his respective agents, employees, attorneys or representatives, and their predecessors and successors, in law or in equity, (collectively, the "Shields Group"), hereby release and forever discharge the Debtor and the Debtor's Estate and their officers, including but not limited to Benton H Wilcoxon and C. William Arrington, their directors, agents, employees, attorneys, insurers, representatives, and their predecessors and successors, in law or in equity (collectively, the "Debtor Group"), from any and all actions, proceedings, obligations, liabilities, claims for relief, prayers for relief, demands, causes of action, damages, liabilities, damages, losses, costs and expenses and other claims

(collectively "Claims") which the Shields Group might or could assert against the Debtor Group, or any member thereof, which arise out of, are connected with, or are incidental to any Claims which arose or occurred, whether known or unknown, in favor of the Shields Group and against the Debtor Group prior to the date of this Agreement (collectively the "Shields Released Claims"), including without limitation all Claims relating to or arising from (a) the State Court Action and the Adversary Proceeding (collectively the "Parties' Litigation"), (b) all allegations, causes of action, claims and prayers for relief made, or which could have been made by any or all of the Parties in the Parties' Litigation, and (c) the transactions, acts, omissions, agreements, events, statements, understandings, contracts, representations, promises, agreements and other occurrences, communications and conduct which were the subject matter of the Parties' Litigation.

8. Waiver of Civil Code Section 1542 by the Plaintiff. Subject to the conditions stated in Section 7, above, including without limitation that this Agreement becomes and is effective and the Plaintiff's Conditions have been satisfied, the Plaintiff hereby acknowledges the provisions of California Civil Code section 1542, which states: **A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.** With respect to the general releases of Claims stated in Section 7, the Plaintiff hereby waives any and all rights which may be conferred upon them by virtue of Civil Code section 1542 or any similar provision or body of law. In this regard, Plaintiff acknowledges that facts in addition to or different from those which are now known or believed to exist may hereafter be discovered with respect to the subject matter of the Shields Released Claims and that the releases of claims stated in Section 7 hereof will remain fully enforceable notwithstanding such discovery.

9. General Release of Claims by Debtor Group Against the Shields Group. Except as otherwise expressly stated or reserved in this Agreement, and contingent upon the Plaintiff's performance of his obligations under this Agreement, the Debtor Group, including without limitation the Debtor, Wilcoxon and Arrington, hereby release and forever discharge the Shields Group, from any and all actions,

proceedings, obligations, liabilities, claims for relief, prayers for relief, demands, causes of action, damages, liabilities, damages, losses, costs and expenses and other claims (collectively "Claims") which the Debtor, Wilcoxon, Arrington or other members of the Debtor Group might or could assert against the Shields Group, or any of them, which arise out of, are connected with, or are incidental to any Claims which arose or occurred, whether known or unknown, in favor of the Debtor Parties or Debtor Group against the Plaintiff or other members of the Shields Group prior to the date of this Agreement (collectively the "Debtor Released Claims"), including without limitation all Claims relating to or arising from (a) the Parties' Litigation), (b) all allegations, causes of action, claims and prayers for relief made, or which could have been made by any or all of the Parties in the Parties' Litigation, and (c) the transactions, acts, omissions, agreements, events, statements, understandings, contracts, representations, promises, agreements and other occurrences, communications and conduct which were the subject matter of the Parties' Litigation.

10. Waiver of Civil Code Section 1542 by the Debtor Group. With respect to the Claims made the subject of the releases and discharges set forth in Section 7, above, of this Agreement, the Debtor Group, including without limitation, the Debtor, Wilcoxon, and Arrington, hereby acknowledge the provisions of California Civil Code section 1542, which states: **A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR**. The Debtor Group hereby waive any and all rights which may be conferred upon them by virtue of Civil Code section 1542 or any similar provision or body of law. In this regard, the Debtor Group acknowledges that facts in addition to or different from those which are now known or believed to exist may hereafter be discovered with respect to the subject matter of the Debtor Group's Released Claims, and that and that the releases of claims stated in Section 7 hereof will remain fully enforceable notwithstanding such discovery.

11. Consultation with Counsel. All Parties hereto acknowledge and represent that they have consulted with legal counsel before entering into this settlement and executing this Agreement. The Parties, and each of them, understand the meaning of this Agreement and expressly consent that this

Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to the release of unknown and unsuspected claims, demands, and causes of action. All Parties acknowledge that they are executing and delivering this Agreement after having received from legal counsel of their own choosing legal advice as to their respective rights hereunder and the legal effect hereof.

12. Reliance. Except as set forth herein, the Parties hereto acknowledge that they have relied solely upon their own judgment, belief and knowledge of the existence, nature and extent of each claim, demand, or cause of action that each Party may have against the other, and that each such Party has not been influenced to any extent in entering into this Agreement by any representation or statement regarding any such claim, demand, or cause of action made by any other party hereto.

13. Attorneys' Fees and Costs. All Parties hereto shall bear their own attorneys' fees, expenses, and costs incurred in connection with the disputes between the Parties hereto, including the State Court Action and the Adversary Proceeding (collectively the "Parties' Litigation"), and in the preparation of this Agreement. In the event of any action or proceeding brought by any Party against another based on or under this Agreement, the prevailing Party(s) shall be entitled to recover attorneys' fees necessarily and actually incurred by said Party(s) in such action or proceeding, including costs of appeal, if any, in such amount as the court of competent jurisdiction adjudging said matter may determine.

14. Dismissal of Parties' Litigation. Within ten (10) days after the later of (i) the Settlement Effective Date and (ii) the date the Plaintiff's Conditions have been satisfied:

a. Counsel of record for the Plaintiff and the Debtor shall each execute one or more Request(s) for Dismissal which shall thereupon be filed and entered with and by the Santa Clara County Superior Court, dismissing the State Court Action in its entirety and with prejudice; and

b. Counsel of record for the Plaintiff and the Debtor shall each execute one or more Request(s) for Dismissal which shall thereupon be filed and entered with and by the Bankruptcy Court, dismissing the Adversary Proceeding in its entirety and with prejudice.

15. Execution of Additional Documents. The Parties agree that they will execute any and all additional documents and take all additional steps and perform such additional acts as may be necessary or

appropriate to consummate this settlement and accomplish the purposes thereof.

16. Integration of Entire Agreement. This Agreement contains the entire agreement of the Parties, and no representations, warranties, inducements, or promises not included herein by express provision or contained in a document or instrument identified herein and executed contemporaneously herewith shall be binding on any party hereto.

17. Authority to Sign. Each individual executing this Agreement on behalf of a corporation, partnership, or other entity represents that he or she is duly authorized to execute and deliver this Agreement on behalf of the corporation, partnership, or entity and agrees to deliver evidence of his or her authority and power if requested by the other party.

18. Bankruptcy Court Approval. This Agreement is subject to approval by the Bankruptcy Court and satisfaction of the other conditions to this Agreement becoming effective as set forth in Section 1 hereof.

19. Appropriate Notice. The Debtor shall cause appropriate notice of this Agreement to be given to Parties entitled to such notice under the United States Bankruptcy Code and Rules and pursuant to Bankruptcy Court Order.

20. No Admission Against Interest. Nothing set forth or contained in this Agreement or in the negotiations and communications leading to its completion shall be construed or used by any one as admissions against the interest of any of the Parties hereto. Except to enforce, collect upon and/or to seek judicial interpretation (collectively "Enforce") of this Agreement, the terms of this Agreement including, without limitation, the recitals, representations and releases made by any Party shall have no force or effect and will not be binding upon, enforceable against or deemed an admission or acknowledgment of any fact by any Party except upon this Agreement becoming effective and then only in completion of the actions contemplated in this Agreement. This Agreement shall not be admissible as evidence in any action or proceeding except one to enforce this Agreement, or to carry forward the actions contemplated herein.

21. Counterparts. This Agreement may be executed in any number of original, fax, or copied counterparts, and all counterparts shall be considered together as one agreement. A faxed or copied counterpart shall have the same force and effect as an original signed counterpart. Each of the Parties

hereby expressly forever waives any and all rights to raise the use of a fax machine to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine, as a defense to the formation of a contract.

22. Binding. This Stipulation shall be binding on the Parties hereto when each such Party has executed at least one counterpart.

23. Ownership of Claims. Each of the Parties to this Agreement expressly warrants and represents that it is the sole and lawful owner of all right, title, and interest in and to every claim and other matter which it purports to release herein, and it has not assigned or transferred, or purported to assign or transfer to any person or entity any claims or other matters herein released.

24. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective Parties and their heirs, beneficiaries, devisees, trustees, executors, administrators, agents, representatives, successors and assigns.

25. Governing Law. This Agreement is to be governed by and construed in accordance with federal bankruptcy law to the extent applicable, and where state law is applicable, this Agreement is to be governed by and construed in accordance with the laws of the State of California.

26. Jurisdiction of the Bankruptcy Court. Should any dispute or issue, including to Enforce this Agreement, arise regarding this Agreement, the Bankruptcy Court shall have exclusive jurisdiction to determine any such disputes or issues arising under or which invoke Bankruptcy Law, while the Orange County Superior Court shall have exclusive jurisdiction to determine all other disputes and issues which arise under or invoke California state law.

27. Headings. The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

28. Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or illegal, the remaining provisions of this Agreement shall remain effective and enforceable unless the invalidated provisions are material or necessary to effectuate the purposes and essence of this Agreement.

29. Time of Essence. Time is of the essence with respect to performance of the terms of this Agreement.

30. No Third Party Beneficiaries. This Agreement is made by the Parties solely for the benefit of themselves and the other persons and entities affiliated with one or more Parties who are described in this Agreement. No other person or entity may claim any rights or benefits under this Agreement, and no third party benefits are conferred by or arise from the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth above.

COMPOSITE TECHNOLOGY CORPORATION, a Nevada corporation

____
Benton H Wilcoxon,
Chief Executive Officer

DAVID S. SHIELDS, M.D.

____
David S. Shields, M.D., individually

APPROVED AS TO FORM AND CONTENT.

RICHARDSON & PATEL LLP

____
Luan K. Phan
Special Litigation Counsel for Composite Technology Corporation,
a Nevada corporation, the Debtor and Debtor in Possession

RUBY & SCHOFIELD

____
Anne-Marie Waggoner
Counsel for David S. Shields, M.D.